Chuy’s Holdings, Inc. Announces Fourth Quarter 2013 Financial Results

AUSTIN, Texas, February 27, 2014 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 13-week and 52-week periods ended December 29, 2013.

Highlights for the fourth quarter ended December 29, 2013 were as follows:

•
Revenue was $50.8 million in the 13-week fourth quarter of 2013 and $46.7 million in the 14-week fourth quarter of 2012. Fourth quarter 2013 results were negatively impacted by an ice storm in early December, which reduced revenue by approximately $500,000. Fourth quarter 2012 results included approximately $3.3 million in revenue attributed to the extra operating week.

•	Comparable restaurant sales increased 3.0% on a comparable 13-week basis.

•	Net income was $2.5 million, or $0.15 per diluted share, in the 13-week fourth quarter of 2013 and $2.6 million, or $0.15 per diluted share, in the 14-week period in 2012.

•
Pro forma net income(1) was $2.5 million, or $0.15 per diluted share, in the 13-week fourth quarter of 2013 and $2.7 million, or $0.16 per diluted share, in the 14-week fourth quarter of 2012. Fourth quarter 2012 results included a $0.04 to $0.05 per share positive impact due to an extra week in the quarter.

•	Restaurant-level EBITDA(1) was $8.9 million in the 13-week fourth quarter of 2013 and $9.2 million in the 14-week fourth quarter of 2012.

•	Two new restaurants opened during the fourth quarter of 2013.

Highlights for the fiscal year ended December 29, 2013 were as follows:

•
Revenue was $204.4 million in the 52-week 2013 fiscal year and $172.6 million in the 53-week 2012 fiscal year. 2013 results were negatively impacted by an ice storm in early December, which reduced revenue by approximately $500,000. Fiscal year 2012 results included approximately $3.3 million in revenue attributed to the extra week.

•	Comparable restaurant sales increased 2.3% on a comparable 52-week basis.

•	Net income increased to $11.1 million in the 2013 fiscal year from $5.5 million during the 53-week fiscal year in 2012. Net income for 2012 included a $1.6 million pre-tax write-off of deferred loan origination costs associated with a pay down of debt using the Company’s IPO proceeds. Net income available to common stockholders increased to $11.1 million from $3.3 million. Diluted income per share was $0.66 in 2013 compared to $0.37 in the prior year.

•
Pro forma net income(1) increased to $11.5 million, or $0.69 per diluted share, in the 52-week 2013 fiscal year from $10.1 million, or $0.60 per diluted share, in the 53-week 2012 fiscal year. Fiscal year 2012 results included a $0.04 to $0.05 per share positive impact due to an extra week in the fourth quarter.

•	Restaurant-level EBITDA(1) was $39.1 million in the 52-week 2013 fiscal year and $34.8 million in the 53-week prior year.

•	A total of nine new restaurants opened during 2013.

(1)
Pro forma net income and restaurant-level EBITDA are non-GAAP measures. For reconciliations of restaurant-level EBITDA and pro forma net income to GAAP net income and discussions of why we consider them useful, see the “Reconciliation of Non-GAAP Measures” accompanying this release.

“It’s fitting that we ended a strong fiscal 2013 with a healthy fourth quarter of sales and earnings,” said Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. “The ongoing momentum of our results is a testament to the distinctiveness of our brand and the hard work of our entire team.”

Added Hislop, “As we look ahead, we are well positioned to continue to grow Chuy’s unique blend of made-from-scratch Tex Mex inspired menu, commitment to value and upbeat and irreverent atmosphere that has resonated with our guests for over 30 years. Our new unit development is already off to a solid start with two openings year-to-date and our overall plan of ten to eleven new restaurants for 2014 equates to another year of at least 20 percent unit growth. Our development this year will be largely focused on our newer markets with existing Chuy’s restaurants, which we believe will continue to drive awareness for the Chuy’s brand.”

Fourth Quarter 2013 Financial Results

Revenue increased to $50.8 million in the fourth quarter of 2013 compared to $46.7 million in the fourth quarter of 2012. The Company’s fourth quarter of 2013 included 13 weeks compared to 14 weeks in the fourth quarter of 2012. Revenues in the fourth quarter of 2012 attributed to the extra week totaled approximately $3.3 million. The increase was primarily driven by $7.3 million in incremental revenue from an additional 114 operating weeks provided by 10 new restaurants opened during and subsequent to the fourth quarter of 2012. The increase in revenues was partially offset by an ice storm in early December, which had an approximate $500,000 negative impact on revenue.

Comparable restaurant sales increased 3.0% for the 13-week period ended December 29, 2013 compared to the 13-week period ended December 31, 2012. The increase in comparable sales was driven by a 1.9% increase in average check and a 1.1% increase in average weekly customers. The comparable restaurant base consisted of 32 restaurants during the fourth quarter of 2013.

Total restaurant operating costs as a percentage of revenue increased to 82.4% in the fourth quarter of 2013 from 80.3% in the fourth quarter of 2012, driven primarily by higher labor costs as a percentage of revenue driven by increased training and staffing levels at our new restaurants and due to there being less leverage in the current quarter because of the extra week in the fourth quarter of 2012. In addition, rent and utility costs as a percentage of revenue were also higher as a result of the extra week in the fourth quarter of 2012.

Net income was $2.5 million for the 13-week fourth quarter of 2013, or $0.15 per diluted share, and $2.6 million, or $0.15 per diluted share, for the 14-week period in 2012. Net income in the fourth quarter of 2012 included approximately $228,000 in offering costs associated with the secondary offering that was completed in the first quarter of 2013. Pro forma net income was $2.5 million, or $0.15 per diluted share, in the fourth quarter of 2013 and $2.7 million, or $0.16 per diluted share, in the fourth quarter of 2012. Fourth quarter 2012 results also included a $0.04 to $0.05 per share positive impact due to an extra week in the quarter. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.

Development Update

During the fourth quarter, two new Chuy’s restaurants were opened in Kansas City, Missouri and Raleigh, North Carolina. Subsequent to the end of the fourth quarter, two additional Chuy’s restaurants were opened in Rogers, Arkansas and Orlando, Florida.

2014 Outlook

The Company expects 2014 diluted net income per share ranging from $0.81 to $0.84. This compares to pro forma diluted net income per share of $0.69 in 2013. The net income guidance for fiscal year 2014 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 1.5% to 2.0%;

•	Restaurant pre-opening expenses of approximately $3.8 million to $4.3 million;

•	General and administrative expense of approximately $12.5 million to $13.0 million;

•	An effective tax rate of approximately 29% to 31%;

•	The opening of 10 to 11 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of approximately $27.5 million to $30.0 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.

Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.

Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter of 2013 today at 5:00 Eastern Standard Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 800-839-7875 or for international callers by dialing 913-312-0636. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 9728631. The replay will be available until March 6, 2014. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 50 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Revenue	$50,760	$46,680	$204,361	$172,640
Costs and expenses:
Cost of sales	13,830	12,711	55,894	46,475
Labor	17,298	14,928	66,565	55,223
Operating	7,537	6,688	29,279	24,498
Occupancy	3,042	2,796	12,262	10,332
General and administrative	2,295	2,939	10,015	9,358
Advisory agreement termination fee	—	—	—	2,000
Secondary offering costs	—	228	925	228
Marketing	143	365	1,306	1,319
Restaurant pre-opening	879	469	3,883	3,383
Depreciation and amortization	2,440	1,856	8,858	6,528
Total costs and expenses	47,464	42,980	188,987	159,344
Income from operations	3,296	3,700	15,374	13,296
Loss on extinguishment of debt	—	—	—	1,673
Interest expense	29	145	109	3,923
Income before income taxes	3,267	3,555	15,265	7,700
Income tax expense	815	1,000	4,196	2,243
Net income	2,452	2,555	11,069	5,457
Undistributed earnings allocated to participating interests	—	—	—	2,171
Net income available to common stockholders	$2,452	$2,555	$11,069	$3,286
Net income per common share:
Basic	$0.15	$0.16	$0.68	$0.48
Diluted	$0.15	$0.15	$0.66	$0.37
Weighted-average shares outstanding:
Basic	16,383,013	15,918,427	16,276,999	6,809,576
Diluted	16,726,038	16,736,781	16,677,387	12,893,290

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	December 29, 2013	December 30, 2012
Cash and cash equivalents	$5,323	$5,855
Total assets	151,162	129,721
Long-term debt	6,000	5,000
Total stockholders’ equity	104,488	87,463

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level EBITDA, restaurant-level EBITDA margin, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, the advisory agreement termination fee, secondary offering costs, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

Pro forma net income represents our net income plus the sum of the net reduction in our interest expense, the reduction in our management fees and expenses as a result of our IPO, the application of the net proceeds of the IPO to repay $79.4 million of the Company’s debt, and the expenses incurred related to our secondary offerings, less the incremental costs of being a public company and the pro forma incremental income tax expense resulting from the adjustments above as well as other discrete tax items in 2013 and to adjust the effective tax rate to 30%, our long-term estimated effective rate, for the comparable period in 2012.

The following table includes a reconciliation of net income to restaurant-level EBITDA (in thousands):

	Quarter Ended		Year Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Net income as reported	$2,452	$2,555	$11,069	$5,457
Income tax provision	815	1,000	4,196	2,243
Interest expense	29	145	109	5,596
General and administrative	2,295	2,939	10,015	9,358
Advisory agreement termination fee	—	—	—	2,000
Secondary offering costs	—	228	925	228
Restaurant pre-opening expenses	879	469	3,883	3,383
Depreciation and amortization	2,440	1,856	8,858	6,528
Restaurant-level EBITDA	$8,910	$9,192	$39,055	$34,793

Restaurant-level EBITDA margin (1)	17.6%	19.7%	19.1%	20.2%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share (in thousands):

	Quarter Ended		Year Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Net income as reported	$2,452	$2,555	$11,069	$5,457
Interest expense as reported (1)	—	145	—	5,596
Pro forma interest expense based upon reduced debt balance (2)	—	(107)	—	(428)
Management fees and expenses (3)	—	—	—	2,094
Secondary offering costs (4)	—	228	925	228
Incremental public costs (5)	—	—	—	(805)
Income tax expense (6)	—	(146)	(497)	(2,073)
Pro forma net income	$2,452	$2,675	$11,497	$10,069

Net income per share - pro forma:
Basic - pro forma	$0.15	$0.17	$0.71	$0.63
Diluted - pro forma	$0.15	$0.16	$0.69	$0.60

Weighted-average shares outstanding - pro forma:
Basic - pro forma (7)	16,383,013	15,918,427	16,276,999	15,918,427
Diluted - pro forma (7)	16,726,038	16,736,781	16,677,387	16,645,245

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.
Reflects the adjustment to eliminate the historical interest expense for all prior periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

2.
Reflects interest expense assuming the post-IPO long-term debt balance of $5.0 million was outstanding as of the beginning of fiscal year 2012. This balance reflects the repayment of $79.4 million of long-term debt from the net proceeds from our IPO. This interest expense calculation assumes a change in interest rate from 8.5% to 7.0% due to the reduction in our total leverage ratio to below 2.0 to 1.0 upon application of the net proceeds from the IPO. The interest adjustment is also based on the following assumptions:

a.	an unused facility fee on the unfunded $10.5 million of our revolver and delayed Term B Loan at an annual rate of 0.5%; and

b.
a lower annual amortization of deferred loan costs of approximately $25,000 after the write-off of approximately $1.6 million, which occurred in the third quarter of 2012 but is assumed to occur at the beginning of fiscal 2012.

3.	Reflects the elimination of the management fees and expenses paid and reimbursed to Goode Partners, LLC for the periods presented.

4.	Reflects the elimination of the offering expenses associated with the two secondary offerings completed in January 2013 and April 2013.

5.	Reflects an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company for the periods prior to being a public company.

6.
Reflects the tax expense associated with the adjustment in 1 through 5 above and normalizing the tax rate to 30.0% in 2012, which reflects our estimated long-term effective tax rate. In 2013, the tax expense reflects the favorable impact of a one-time tax adjustment for incremental employment tax credits from open tax years offset by the unfavorable tax impact of the non-deductible secondary offering costs. After excluding this net favorable tax benefit in 2013, our pro forma effective tax rate for the year ended December 29, 2013 was 29.0%.

7.
For 2012, this reflects (i) 6,708,332 additional shares of common stock issued in the IPO, (ii) the repurchase by the Company of 1,655,662 shares of its common and preferred stock on April 6, 2012, and (iii) the conversion of all series of our outstanding preferred stock into common stock as if all of these transactions occurred at the beginning of fiscal year 2012.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com